EXHIBIT 8.1

                           SUBSIDIARIES OF THE COMPANY


SUBSIDIARY                                  JURISDICTION

Tefron USA, Inc                             Delaware
AlbaHealth, LLC                             Delaware
Macro Clothing Ltd.                         Israel
New Net Industries Ltd                      Israel
New - Pal Ltd                               Israel
Hi-Tex Founded By Tefron Ltd.               Israel
El-Masira Textile Company Ltd.              Jordan
Tefron Holding Netherland B.V.              Netherlands
JBA Production S.A. ("JBA")                 Madagascar
Tefrani S.A.                                Mauritius